Exhibit 99.1

New Media Announces Strong Second Quarter 2018 Results and Dividend of $0.37 per Common Share

NEW YORK, N.Y. August 2, 2018 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) today reported its financial results for the second quarter ended July 1, 2018.

Second Quarter 2018 Financial Summary

•	New Media declares a cash dividend of $0.37 per common share for the second quarter of 2018

•	Total revenues of $388.8 million, an increase of 20.4% to prior year on a reported basis, and down 4.9% on an organic same store basis excluding, for comparability, the impact of ASC Topic 606°

•	Digital revenue of $45.6 million, an increase of 31.4% to prior year on a reported basis

•	Operating income of $23.3 million

•	Net income of $11.7 million

•	As Adjusted EBITDA of $48.8 million*

•	Free Cash Flow of $35.7 million*

•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $113.3 million at the close of Q2 2018

Second Quarter 2018 & Subsequent Business Highlights

•	Closed the acquisition of the Austin, TX American-Statesman for $47.5 million on April 2, 2018

•	Closed the acquisition of the Palm Beach Post and Daily News for $49.3 million on May 1, 2018

•	Closed the acquisition of the Akron, OH Beacon Journal for $16.0 million and the sale of all newspaper operating assets of GateHouse Media Alaska Holdings to Black Press Ltd on May 11, 2018

•	Closed the acquisition of the Pueblo, CO Chieftain for $5.0 million on June 3, 2018

•	Completed an equity offering in the second quarter raising $110.6 million in net proceeds

•

UpCurve, our small and medium business (“SMB”) solutions platform, achieved $24.0 million in revenue for the quarter, a 38.8% increase to prior year for the quarter. Excluding the $1.4 million impact of ASC Topic 606, UpCurve revenue growth was up 47.2% compared to prior year.Δ°

•	GateHouse Live, our events business, achieved $7.7 million in revenue, a 68.2% increase to the prior year. Promotions achieved $5.7 million in revenue, an increase of 65.7% to prior year.

Summary of Second Quarter 2018 Results (in millions)

GAAP Reporting	Q2 2018
Revenues	$388.8
Operating income	$23.3
Net income	$11.7

Non-GAAP Reporting*	Q2 2018
As Adjusted EBITDA	$48.8
Free Cash Flow	$35.7

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

“The second quarter performed well across many areas of our business plan,” said Michael E. Reed, New Media President and Chief Executive Officer. “We had a good revenue quarter, a very strong acquisition quarter, and our new business initiatives, UpCurve, GateHouse Live and Promotions, performed extremely

Δ Comparison to prior year reported Propel Business Services revenue.

° The Company adopted the FASB Accounting Standard Update to “Revenue from Contracts with Customers” – ASC Topic 606 regarding revenue recognition (“ASC Topic 606”) on January 1, 2018 using a modified retrospective method. Therefore, past periods will not be adjusted, thus impacting comparability of figures to prior year.

well. On the inorganic growth side, we closed four transactions in our acquisition pipeline that totaled nearly $118 million in purchase price and our pipeline remains strong. We are happy to report that our board declared a quarterly dividend of $0.37 per share for the second quarter.”

“We are thrilled with the exceptional growth trends achieved within our business initiatives. UpCurve revenue grew 47.2% over prior year, excluding the impact of ASC 606. ThriveHive had significant wins within the automotive customer vertical, accelerated by our recent acquisition of Online Automotive Solutions and its tech-enabled video and data products. On the events front, both GateHouse Live and Promotions had revenue growth exceeding 65% over the prior year. May and June are very busy months for us, especially for our Best of Preps events, which celebrate outstanding high school athletes.”

“With our four newspaper acquisitions closed in the quarter, our total acquisitions for the year are now in excess of $133 million. These new markets are all great additions to our portfolio, are within our acquisition criteria and valuation expectations, and are expected to drive further growth potential for our new business initiatives.”

“In April, we completed an equity offering that raised over $110 million in net proceeds, which allowed us to ensure the timely closing of the deals just mentioned as well as explore future deals in our pipeline. Our integration team has had a busy year ensuring that these deals are quickly brought into the portfolio and aligned with our best practices. We closed the quarter with $113.3 million in liquidity which positions us well to take advantage of future deals in the pipeline. The continued strength of all facets of our strategy has us optimistic about our ability to generate continued strong returns for shareholders over the second half of the year.”

Second Quarter 2018 Financial Results

New Media recorded total revenues of $388.8 million for the quarter, up 20.4% to the prior year, and down 4.9% on an organic same store basis, excluding the $1.4 million impact of ASC Topic 606. This was a 40bps greater decline than first quarter 2018 organic same store performance, but an improvement of 70bps from fourth quarter 2017 and 150bps from third quarter 2017. Traditional Print Advertising decreased 13.3% on an organic same store basis. Over the past five quarters, this trend has held stable, declining in a 12-14% range.

Digital revenue increased 31.4% on a reported basis from the prior year to $45.6 million, or grew 35.5% excluding the $1.4 million impact of ASC Topic 606. UpCurve generated $24.0 million in revenue, an increase of 38.8% to the prior year on a reported basis. Excluding the $1.4 million impact of ASC Topic 606, UpCurve performance increased 47.2% to the prior year.

Circulation revenue declined 2.1% on an organic same store basis. With regards to consumer marketing, we continue to invest in development of a fully centralized consumer marketing agency and in growing our audience. We believe this agency will assist our local markets with marketing and retention, leading to a growing audience. We are bringing resources to each of our local markets that they cannot afford on their own. Further, our digital-only subscription base in Q2 grew to 121,300. That includes 32,200 digital-only subscribers from 2018 acquisitions. Excluding those acquired digital subscribers, our growth in this category was strong at 51.9%. Commercial Print, Distribution and Events revenue increased 9.6% to the prior year on an organic same store basis, with GateHouse Live and Promotions being large contributors to this growth.

Operating income was $23.3 million and Net income was $11.7 million.

As Adjusted EBITDA and Free Cash Flow were $48.8 million and $35.7 million, respectively; both were negatively impacted by an ~30% increase in newsprint costs due to tariffs recently put in place.

Second Quarter 2018 Dividend

New Media’s Board of Directors declared a second quarter 2018 cash dividend of $0.37 per share of common stock. The dividend is payable on August 21, 2018 to shareholders of record as of the close of business on August 13, 2018.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com, and the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Thursday, August 2, 2018 at 10:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Second Quarter Earnings Call” or access code “73796668.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately three hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, August 16, 2018 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “73796668.”

About New Media Investment Group Inc.

New Media supports small to mid-size communities by providing locally-focused print and digital content to its consumers and premier marketing and technology solutions to our small and medium business partners. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 145 daily publications. As of July 1, 2018, New Media operates in over 570 markets across 37 states reaching over 23 million people on a weekly basis and serves over 220,000 business customers.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Same Store and Organic Same Store Revenues

Same store results take into account material acquisitions and divestitures of the Company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The results of several acquisitions (“tuck-in acquisitions”) were funded from the Company’s available cash and are not considered material. Organic same store revenues are same store revenues adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, merger and acquisition related costs, integration and reorganization costs, gain/loss on sale or disposal of assets, non-cash items such as non-cash compensation, and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations; and

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance.

We use Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow as measures of our deployed revenue generating assets between periods on a consistent basis. We believe As Adjusted EBITDA and Free Cash Flow measure our financial performance and help identify operational factors that management can impact in the short term, mainly our operating cost structure and expenses. We exclude mergers and acquisition, transaction, and project related costs such as diligence activities and new financing related costs because they represent costs unrelated to the day-to-day operating performance of the business that management can impact in the short term. We consider the loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to execute on our business plan, the availability of future acquisitions and strategic opportunities, finding, pursuing and completing future acquisitions and strategic opportunities and the benefits associated with such opportunities, including our ability to grow our events business in existing and newly acquired markets, our ability to continue to deliver shareholder returns, expected revenue trends, including expectations for revenue growth in our digital, events, circulation and consumer marketing businesses, and the impact of such growth on organic same store revenue trends, our ability to realize growth from our investments in consumer marketing, and our ability to identify, implement, and realize expense savings. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in advertising and circulation revenues exceeding what we have seen in the past 12 months, economic conditions in the markets in which we operate, including natural disasters, tariffs and other factors affecting economic conditions generally, competition from other media companies, the possibility of insufficient interest in our digital and other businesses, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses, including at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Ashley Higgins, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	July 1, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$73,755	$43,056
Restricted cash	3,106	3,106
Accounts receivable, net of allowance for doubtful accounts of $7,217 and $5,998 at July 1, 2018 and December 31, 2017, respectively	150,994	151,692
Inventory	24,853	18,654
Prepaid expenses	28,988	23,378
Other current assets	17,839	23,311

Total current assets	299,535	263,197
Property, plant, and equipment, net of accumulated depreciation of $193,736 and $171,395 at July 1, 2018 and December 31, 2017, respectively	356,287	373,123
Goodwill	288,432	236,555
Intangible assets, net of accumulated amortization of $82,899 and $67,588 at July 1, 2018 and December 31, 2017, respectively	476,913	403,493
Other assets	8,890	7,178

Total assets	$1,430,057	$1,283,546

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$12,124	$2,716
Accounts payable	16,367	15,750
Accrued expenses	93,677	97,027
Deferred revenue	105,570	88,164

Total current liabilities	227,738	203,657
Long-term liabilities:
Long-term debt	396,053	357,195
Deferred income taxes	10,344	8,080
Pension and other postretirement benefit obligations	24,644	25,462
Other long-term liabilities	15,993	14,759

Total liabilities	674,772	609,153

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 60,486,837 shares issued and 60,293,003 shares outstanding at July 1, 2018; 53,367,853 shares issued and 53,226,881 shares outstanding at December 31, 2017	605	534
Additional paid-in capital	758,466	683,168
Accumulated other comprehensive loss	(5,596)	(5,461)
Retained earnings (accumulated deficit)	3,644	(2,767)
Treasury stock, at cost, 193,834 and 140,972 shares at July 1, 2018 and December 31, 2017, respectively	(1,834)	(1,081)

Total stockholders’ equity	755,285	674,393

Total liabilities and stockholders’ equity	$1,430,057	$1,283,546

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)

	Three months ended		Six months ended
	July 1, 2018	June 25, 2017	July 1, 2018	June 25, 2017
Revenues:
Advertising	$187,609	$167,381	$350,868	$322,946
Circulation	144,536	110,563	274,527	221,368
Commercial printing and other	56,657	44,929	104,172	86,083

Total revenues	388,802	322,873	729,567	630,397

Operating costs and expenses:
Operating costs	217,775	177,020	414,164	354,811
Selling, general, and administrative	126,837	106,661	245,656	212,863
Depreciation and amortization	19,935	18,760	39,182	36,364
Integration and reorganization costs	1,749	2,237	4,179	4,607
Impairment of long-lived assets	—	—	—	6,485
Goodwill and mastheads impairment	—	27,448	—	27,448
Net gain on sale or disposal of assets	(808)	(2,634)	(3,979)	(2,546)

Operating income (loss)	23,314	(6,619)	30,365	(9,635)
Interest expense	8,999	7,217	17,351	14,435
Other income	(337)	(104)	(857)	(322)

Income (loss) before income taxes	14,652	(13,732)	13,871	(23,748)
Income tax expense	2,946	7,955	2,830	1,624

Net income (loss)	$11,706	$(21,687)	$11,041	$(25,372)

Income (loss) per share:
Basic:
Net income (loss)	$0.20	$(0.41)	$0.20	$(0.48)

Diluted:
Net income (loss)	$0.20	$(0.41)	$0.20	$(0.48)

Dividends declared per share	$0.37	$0.35	$0.74	$0.70

Comprehensive income (loss)	$11,774	$(21,659)	$11,176	$(25,316)

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Six months ended
	July 1, 2018	June 25, 2017
Cash flows from operating activities:
Net income (loss)	$11,041	$(25,372)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	39,182	36,364
Non-cash compensation expense	1,832	1,595
Non-cash interest expense	1,078	1,392
Deferred income taxes	2,264	1,091
Net gain on sale or disposal of assets	(3,979)	(2,546)
Non-cash charge to investments	—	250
Impairment of long-lived assets	—	6,485
Goodwill and mastheads impairment	—	27,448
Pension and other postretirement benefit obligations	(984)	(877)
Changes in assets and liabilities:
Accounts receivable, net	15,591	15,519
Inventory	(4,858)	1,043
Prepaid expenses	(3,777)	(4,012)
Other assets	5,255	(1,865)
Accounts payable	(806)	6,001
Accrued expenses	(6,845)	(13,619)
Deferred revenue	1,452	(301)
Other long-term liabilities	1,157	1,043

Net cash provided by operating activities	57,603	49,639

Cash flows from investing activities:
Acquisitions, net of cash acquired	(149,604)	(22,060)
Purchases of property, plant, and equipment	(5,041)	(4,824)
Proceeds from sale of real estate and other assets	12,585	14,663

Net cash used in investing activities	(142,060)	(12,221)

Cash flows from financing activities:
Borrowings under term loans	49,750	—
Payment of debt issuance costs	(500)	—
Repayments under term loans	(2,062)	(11,754)
Payment of offering costs	(152)	(431)
Issuance of common stock, net of underwriters’ discount	111,099	—
Purchase of treasury stock	(753)	(627)
Repurchase of common stock	—	(5,001)
Payments of dividends	(42,226)	(37,524)

Net cash provided by (used in) financing activities	115,156	(55,337)

Net increase (decrease) in cash and cash equivalents	30,699	(17,919)
Cash, cash equivalents and restricted cash at beginning of period	46,162	175,652

Cash, cash equivalents and restricted cash at end of period	$76,861	$157,733

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

AS ADJUSTED EBITDA AND FREE CASH FLOW

(In thousands, except share data)

	Three months ended		Six months ended
	July 1, 2018	June 25, 2017	July 1, 2018	June 25, 2017
Net income (loss)	$11,706	$(21,687)	$11,041	$(25,372)
Income tax expense	2,946	7,955	2,830	1,624
Interest expense	8,999	7,217	17,351	14,435
Impairment of long-lived assets	—	—	—	6,485
Goodwill and mastheads impairment	—	27,448	—	27,448
Depreciation and amortization	19,935	18,760	39,182	36,364

Adjusted EBITDA from continuing operations	43,586	39,693	70,404	60,984
Non-cash compensation and other expense	4,224	3,980	10,674	6,922
Integration and reorganization costs	1,749	2,237	4,179	4,607
Net gain on sale or disposal of assets	(808)	(2,634)	(3,979)	(2,546)

As Adjusted EBITDA	48,751	43,276	81,278	69,967
Interest Paid(1)	(8,652)	(6,507)	(16,332)	(13,170)
Net capital expenditures	(3,112)	(2,424)	(5,041)	(4,824)
Pension payments	(615)	(455)	(984)	(877)
Cash taxes(2)	(699)	(223)	(699)	(236)

Free Cash Flow	$35,673	$33,667	$58,222	$50,860

Basic weighted average shares outstanding	59,279,159	53,119,530	56,106,899	53,153,138
Diluted weighted average shares outstanding	59,720,010	53,119,530	56,486,474	53,153,138

(1)	Average interest paid for the three and six month period, respectively.
(2)	Cash paid, net of refunds.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

SAME STORE AND ORGANIC SAME STORE REVENUES

(In thousands)

	Three months ended		Six months ended
	July 1, 2018	June 25, 2017	July 1, 2018	June 25, 2017
Total revenues from continuing operations	$388,802	$322,873	$729,567	$630,397
Revenue adjustment for material acquisitions	—	—	—	—

Same Store Revenues	388,802	322,873	729,567	630,397
Tuck-in Acquisitions(1)	(85,044)	(1,982)	(135,794)	(4,416)

Organic Same Store Revenues(2)	$303,757	$320,891	$593,773	$625,981

(1)	Tuck-in acquisitions are adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.
(2)

Revenue recognized during the three months ended July 1, 2018 was impacted by $1,447 as a result of applying ASC Topic 606. For comparison purposes to the prior year quarter, removing the impact of the revenue recognized from ASC Topic 606 would have resulted in an Organic Same Store Revenues decline of 4.9%.